Exhibit 10.1

CONSENT AND TWELFTH AMENDMENT TO CREDIT AGREEMENT

This Consent and Twelfth Amendment to Credit Agreement (this “Amendment”) is dated as of August 4, 2009, and is by and among General Electric Capital Corporation, a Delaware corporation, individually as a Lender and as Agent and Security Trustee for the Lenders, Analysts International Corporation, a Minnesota corporation (“Borrower”),  Medical Concepts Staffing, Inc., a Minnesota corporation (“MCS”), Analysts International Management Services, LLC, a Minnesota limited liability company (“AIMS”), Analysts International Business Solution Services, LLC, a Minnesota limited liability company (“AIBSS”), Analysts International Business Resource Services, LLC, a Minnesota limited liability company (“AIBRS”) and Analysts International Strategic Sourcing Services, LLC, a Minnesota limited liability company (“AISSS”; MCS, AIMS, AIBSS, AIBRS and AISSS are collectively the “Staffing Subsidiaries” and each a “Staffing Subsidiary”).

W I T N E S S E T H:

WHEREAS, pursuant to a certain Credit Agreement dated as of April 11, 2002, by and among General Electric Capital Corporation, a Delaware corporation, individually as a Lender and as Agent and Security Trustee for the Lenders, the other Credit Parties signatory from time to time thereto, and Borrower (as amended or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement), Agent and Lenders agreed, subject to the terms and provisions thereof, to provide certain loans and other financial accommodations to Borrower;

WHEREAS, Borrower desires to sell certain assets of Borrower related to its value-added reseller business pursuant to the agreement set forth as Exhibit A hereto (the “Asset Sale”), which Asset Sale, in the absence of the prior written consent of Agent and Requisite Lenders, would constitute a breach of Section 6.8 of the Credit Agreement and an Event of Default under Section 8.1(b) of the Credit Agreement; and

WHEREAS, Borrower has requested that Agent and Lenders consent to the Asset Sale, and amend the Credit Agreement in certain respects, as set forth below.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Consent and Limited Release of Security Interests.

(a)   In reliance upon the representations and warranties of Borrower set forth in Section 4 below, and subject to the conditions to effectiveness set forth in Section 3 below, Agent and Lenders hereby consent to the Asset Sale and acknowledge that there will be no breach of Section 6.8 as a result of such Asset Sale; provided that the proceeds of such Asset Sale are used to prepay the Loans pursuant to Section 1.3(b)(ii) of the Credit Agreement.

This is a limited waiver and consent and shall not be deemed to constitute a waiver of, or consent to, any other future breach of the Credit Agreement.

(b)   Lenders hereby authorize Agent to release the assets to be conveyed pursuant to the Asset Sale (collectively, the “Conveyed Assets”), from the Liens arising under the Collateral Documents.  Upon the consummation of the Asset Sale in compliance with the provisions hereof, the Liens in the Conveyed Assets arising under the Collateral Documents shall be released and terminated, and Borrower (or its designee) may record the UCC-3 partial release attached hereto as Exhibit B.

2.             Amendment.  In reliance upon the representations and warranties of Borrower set forth in Section 4 below, and subject to the conditions to effectiveness set forth in Section 3 below, the Credit Agreement is hereby amended as follows:

(a)   The reference to “one-quarter of one percent (.25%)” in Section 1.9(b) of the Credit Agreement is hereby deleted and replaced with a reference to “three-quarters of one percent (0.75%)”.

(b)   Each of the definitions of “Applicable Revolver Index Margin”, “Applicable Revolver LIBOR Margin”, and “LIBOR Rate” set forth in Annex A to the Credit Agreement is hereby amended and restated in its entirety, as follows:

“Applicable Revolver Index Margin” means 2.75% per annum.

“Applicable Revolver LIBOR Margin” means 3.75% per annum.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to:

(a) the greater of (i) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) and (ii) the offered rate for deposits in United States Dollars for a three-month LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), in each case, on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is 2 LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower.

“Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be Fifteen Million Dollars ($15,000,000) on the Twelfth Amendment Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

(c)   Annex A to the Credit Agreement (Definitions) is hereby amended by adding the following defined term in proper alphabetical order:

“Twelfth Amendment Closing Date” means August 4, 2009.

(d)           The reference to “Commitment Termination Date” in the first sentence of paragraph (a) of Annex B to the Credit Agreement (Letters of Credit) is hereby deleted and replaced with a reference to “August 4, 2009”.

(e)           Annex G to the Credit Agreement is hereby amended by amending and restating clause (c) thereof as follows:

“(c)         Minimum Fixed Charge Coverage Ratio.  In the event that (a) the average daily Borrowing Availability for any Fiscal Month (the “Trigger Month”) is less than $5,000,000, and (b) there are Loans outstanding hereunder at any time during such Trigger Month, then Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Month, commencing with the Trigger Month, a Fixed Charge Coverage Ratio for the twelve (12) Fiscal Month period then ended of not less than 1.0 to 1.0.”

(f)            The reference to “$55,000,000” on Annex J to the Credit Agreement is hereby deleted and replaced with a reference to “$15,000,000”.

3.             Conditions Precedent.  The effectiveness of the consent and amendment contemplated hereby is subject to the prior receipt by Agent of each of the following documents and agreements, each in the form and substance acceptable to Agent in its sole discretion:

(a)   Agent shall have received a fully executed copy of this Amendment;

(b)   No Default or Event of Default shall have occurred and be continuing; and

(c)   All proceedings taken in connection with the transactions contemplated by this Amendment on or prior to the date hereof and all agreements, documents, instruments and other legal matters incident thereto entered into on or prior to the date hereof shall be reasonably satisfactory to Agent and its legal counsel.

4.             Representations and Warranties.  To induce Agent to enter into this Amendment, the Borrower hereby represents and warrants to Agent that:

(a)   The execution, delivery and performance by each Credit Party of this Amendment and each other agreement and document contemplated hereby are within their corporate or limited liability company power, have been duly authorized by all necessary corporate or limited liability company action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law applicable to any Credit Party, the articles of incorporation, articles of organization, by-laws or operating agreement of any Credit Party, any order, judgment or decree of any court or governmental agency, or any agreement, instrument or document binding upon any Credit Party or any of their respective properties;

(b)   Each of the Credit Agreement, the other Loan Documents, and each other agreement and document contemplated hereby is the legal, valid and binding obligation of the applicable Credit Party, enforceable against such Credit Party in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies;

(c)   The representations and warranties of each Credit Party in the Loan Documents are true and correct in all material respects (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date);

(d)   No Default or Event of Default exists or would exist after giving effect to this Amendment;

(e)   Each Credit Party has performed all of its obligations under the Credit Agreement and the Loan Documents to be performed by it on or before the date hereof and as of the date hereof, each Credit Party is in compliance with all applicable terms and provisions of the Credit Agreement and each of the Loan Documents to be observed and performed by it and, except to the extent otherwise waived by the provisions hereof, no Event of Default or other event which, upon notice or lapse of time or both, would constitute an Event of Default, has occurred.

5.             Reaffirmation.  Each Staffing Subsidiary hereby consents to Borrower’s execution and delivery of this Amendment and agrees to be bound hereby.  Each Staffing Subsidiary hereby affirms that nothing contained herein shall modify in any respect whatsoever its obligations under the Loan Documents, including, without limitation, its guaranty of the obligations of Borrower to Agent and Lenders pursuant to those certain guarantees  dated April 7, 2003 or December 31, 2003, as the case may be (the April 7, 2003 and December 31, 2003 guarantees collectively referred to herein as the “Guaranty”), executed by such Staffing Subsidiary in favor of Agent and Lenders and reaffirms that such Guaranty is and shall continue to remain in full force and effect.  Although each Staffing Subsidiary has been informed of the matters set forth herein and has acknowledged and agreed to same, such Person understands that Agent and Lenders have no obligation to inform any such Person of such matters in the future or to seek any such Person’s acknowledgment or agreement to future consents or waivers, and nothing herein shall create such a duty.

6.             Release.

(a)   In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and each of the Staffing Subsidiaries, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, either known or suspected, both at law and in equity, which Borrower or any of the Staffing Subsidiaries or any of their successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

(b)   Borrower and each of the Staffing  Subsidiaries understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

7.             Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.  Any such counterpart which may be delivered by facsimile transmission or electronic portable format (i.e., “pdf”) shall be deemed the equivalent of an originally signed counterpart and shall be fully advisable in any enforcement proceeding regarding this Amendment.

8.             Continued Effectiveness.  Except as amended hereby, the Credit Agreement and each of the Loan Documents shall continue in full force and effect according to its terms.

9.             Costs and Expenses. Borrower hereby agrees that all expenses incurred by Agent in connection with the preparation, negotiation and closing of the transactions contemplated hereby, including, without limitation, reasonable attorneys’ fees and expenses, shall be part of the Obligations.

10.           Governing Law.  This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.

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IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first written above.

ANALYSTS INTERNATIONAL CORPORATION

By	/s/ Randy Strobel
Its	SVP & CFO

MEDICAL CONCEPTS STAFFING, INC.

By	/s/ Brittany McKinney
Its	CFO

ANALYSTS INTERNATIONAL MANAGEMENT SERVICES, LLC

By	/s/ Randy Strobel
Its	CFO & Treasurer

ANALYSTS INTERNATIONAL BUSINESS SOLUTION SERVICES, LLC

By	/s/ Randy Strobel
Its	CFO & Treasurer

ANALYSTS INTERNATIONAL BUSINESS RESOURCE SERVICES, LLC

By	/s/ Randy Strobel
Its	CFO & Treasurer

ANALYSTS INTERNATIONAL STRATEGIC SOURCING SERVICES, LLC

By	/s/ Randy Strobel
Its	CFO & Treasurer

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent, Security Trustee and Lender

By	/s/ Tom D. Chapman
An Authorized Signatory

EXHIBIT A

Asset Purchase Agreement with respect to the Asset Sale

(see attached)

EXHIBIT B

UCC-3 Partial Release

(see attached)